Exhibit 10.11

SEVERANCE POLICY

PURPOSE OF THE POLICY
The policy is intended to provide financial and other benefits in the event of a termination of employment. Severance payments are not to be viewed as automatic and are not compensation for past services, but instead are intended only as prospective payments that will be offered under certain circumstances. This policy replaces and supersedes all other plans, programs, policies, agreements and arrangements of Walter Investment Management Corp. and its affiliates (collectively “the Company”) (other than individual employment agreements) in which any employee has been eligible or entitled to participate, and all such other severance plans, programs, policies, agreements and arrangements are hereby discontinued as of February 9, 2015. The Company has and retains the right to interpret, amend, revise, cancel or terminate the policy at any time and without prior notice. No representations by anyone may extend the policy to provide severance packages or benefits not covered by the policy.
ELIGIBILITY AND PARTICIPATION
All employees of the Company are eligible to participate in the Company’s severance program subject to the terms of this policy. The level of participation in the severance program as set forth in this policy is determined by a participant’s level of responsibility and years of service, within the Company as described below.
Production Employees, Support Employees (support functions include administrative, technical, etc.) and Non-Management Employees will participate in this severance program described herein and be referred to as Level I Participants.
Professional Employees and Managerial-Level Employees and above who are not covered under Level III, will participate in this severance program and be referred to as Level II Participants.
Executive-Level employees who are eligible to participate in the Walter Investment Management Corp. Management Incentive program (MIP) will participate in the severance program and be referred to as Level III Participants.
QUALIFIED TERMINATIONS OF EMPLOYMENT
A Participant in the Company’s severance program is eligible for benefits if regularly scheduled to work at least 30 hours a week, subject to the requirements stated herein, only if the Company, at its sole and exclusive discretion, determines that the Participant has incurred a Qualified Termination of Employment, which means the elimination of the Participant’s current position.
A Participant in the program is not eligible for benefits upon an Unqualified Termination of Employment, which means a termination of employment with the Company as a result of any of the following:

a.	Loss of temporary employment.

b.	Termination of employment where an employment or other written agreement provides for severance for the Participant.

c.	Death.

d.	Disability.

e.	Involuntary termination for performance or conduct as determined by the Company in its sole discretion.

f.	Resignation.

g.	Job Abandonment.

h.	Retirement.

i.	An approved Leave of Absence or failure to return from an approved Leave of Absence.

j.	Transfers within the Company to another position within the Company or from the Company to a Company affiliate.
Severance benefits will not be paid unless and until the Participant signs and does not revoke a Separation Agreement and Release in a form that is satisfactory to, approved by, and provided by the Company. This Separation Agreement and Release may be changed by the Company from time to time.
Additionally, as a condition of the receipt of severance benefits described in this policy, a Participant must immediately return all Company property in his or her possession, including but not limited to all computer equipment (hardware and software), mobile devices, facsimile machines, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company, its customers and clients or its prospective customers and clients.
POLICY BENEFITS
Level I, Level II and Level III Participants are eligible for the following Severance Pay (paid in a lump sum at the rate of Participant’s base salary only at the time of termination) upon a Qualified Termination of Employment (assuming the Participant signs, and does not thereafter revoke, the Separation Agreement and Release(s) described herein):

Level I: Production Employees, Support Employees and Non-Management Employees		Level II: Professional Employee and Management-Level Employees
Full Years of Unbroken Service	Weeks of Pay	Full Years of Unbroken Service	Weeks of Pay
Less than 1	3	Less than 1	5
1	3	1	5
2	4	2	6
3	5	3	7
4	6	4	8
5	7	5	9
6	8	6	10
7	9	7	11
8	10	8	12
9	11	9	13
10	12	10	14
11	13	11	15
12	14	12	16
13	15	13	17
14	16	14	18
15	17	15	19
16	18	16	20
17	19	17	21
18	20	18	22
19	21	19	23
20	22	20	24
21-24	24	21-24	26
25+	26	25+	28

Level III Participants are eligible for the following Severance Pay (paid at the rate of Participant’s base salary only at the time of termination) upon a Qualified Termination of Employment (assuming the Participant signs, and does not thereafter revoke, the General Release Document(s) described herein):

Level III: WIMC MIP Eligible
Full Years of Unbroken Service	Weeks of Pay
0 – 4	26
5 -14	39
15 and above	52

The base salary for a Participant paid on a commission-only basis is deemed to be $50,000 annually.
Any debts or monies Participant owes to the Company including its affiliates will be deducted from the Severance Pay amounts described above.
The Company in its sole discretion determines an employee’s eligibility and the amount of Severance Pay under the policy. Any exception under the severance policy must be due to exceptional circumstances, as solely determined by the Company, and approved in writing by a member of Executive Management.

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